UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 5, 2006
Date of Report (Date of earliest event reported)

FIRST INDUSTRIAL, L.P.

(Exact name of registrant as specified in its charter)

Delaware	333-21873	36-3924586
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

311 S. Wacker Drive, Suite 4000
Chicago, Illinois 60606
(Address of principal executive offices, zip code)

(312) 344-4300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 5, 2006, First Industrial Realty Trust, Inc. (the “Company”) and First Industrial, L.P. (the “Operating Partnership”) entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities Inc., Wachovia Capital Markets, LLC, Credit Suisse First Boston LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as underwriters and as representatives of several other underwriters listed therein (collectively, the “Underwriters”) pursuant to which the Operating Partnership agreed to issue, and the Underwriters agreed to purchase, $200,000,000 of the Operating Partnership’s 5¾% Senior Notes due 2016 (the ”Notes”).  The offering of the Notes was consummated on January 10, 2006.

The Notes are governed under Supplemental Indenture No. 10 dated as of January 10, 2006 (the “Supplemental Indenture”) to the Operating Partnership’s Indenture dated as of May 13, 1997, in each case, between the Operating Partnership and U.S. Bank National Association, as trustee. The Notes bear interest at 5¾% per annum and, unless redeemed earlier, will mature on January 15, 2016. Interest on the Notes is payable semi-annually in arrears on January 15 and July 15 of each year, commencing July 15, 2006. The Operating Partnership may redeem the Notes at any time, in whole or in part, at the redemption price described in the prospectus supplement and accompany prospectus filed with the Securities and Exchange Commission on January 9, 2005.

Proceeds from the sale of the Notes, together with the net proceeds from the Company’s recent sale of its common shares and the proposed sale of its preferred shares, have been and/or are expected to be used for the repayment of borrowings under the Operating Partnership’s credit facilities (including the repayment of the Operating Partnership’s $125 million credit facility as described in Item 1.02 below), the acquisition and development of additional properties, the redemption of shares of the Company’s Series I Preferred Stock and/or for general corporate purposes.

The underwriters or their affiliates have performed certain investment banking and advisory services for the Company and the Operating Partnership from time to time for which they have received customary fees and expenses. Affiliates of five of the underwriters in this offering, J.P. Morgan Securities Inc., Wachovia Capital Markets, LLC, Commerzbank Capital Markets Corp., PNC Capital Markets LLC and Wells Fargo Securities, LLC, are lenders under the Operating Partnership’s $500 million credit facility. Affiliates of J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC were lenders under the Operating Partnership’s $125 million credit facility, which was terminated on January 10, 2006 as described in Item 1.02 below. An affiliate of Wachovia Capital Markets, LLC was the sole purchaser of the Company's Series I Preferred Stock in November 2005. Proceeds of the Notes offering were used to repay borrowings under the Operating Partnership’s $125 million credit facility and may be used to repay borrowings under the Operating Partnership’s $500 million credit facility and/or to redeem shares of the Company’s Series I Preferred Stock, and in each case affiliates of certain of the underwriters as described above have or would receive proceeds of this offering. The underwriters or their affiliates may, from time to time, engage in transactions with and perform services for the Company and the Operating Partnership in the ordinary course of their businesses for which they would expect to receive customary fees and expenses.

Each of the descriptions of the Underwriting Agreement and the Supplemental Indenture above is qualified in its entirety by reference to Exhibits 10.1 and 4.1, respectively, which are incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement

On January 10, 2006, the Operating Partnership repaid all outstanding advances under and terminated its certain $125 million senior unsecured credit facility, dated December 19, 2005, among the Operating Partnership, the Company, J.P. Morgan Chase Bank, N.A. and Wachovia Bank, National Association. Outstanding advances under the credit facility were due in full on March 15, 2006. The credit facility provided for interest only payments at LIBOR plus 62.5 basis points or at prime (as defined in the credit facility), at the Operating Partnership’s election. The Company fully and unconditionally guaranteed payment of borrowings under the credit facility.

Item 2.03. Creation of a Direct Financial Obligation or an
Obligation under an Off-Balance Sheet Arrangement of Registrant

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(c) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description
4.1
Supplemental Indenture No. 10 dated as of January 10, 2006 between the Operating Partnership and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K of the Company dated January 10, 2006, File No. 1-13102)

10.1.
Underwriting Agreement dated January 5, 2005 among the Operating Partnership, the Company. J.P. Morgan Securities Inc., Wachovia Capital Markets, LLC, Credit Suisse First Boston LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as underwriters and as representatives of several other underwriters listed therein (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K of the Company dated January 10, 2006, File No. 1-13102)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST INDUSTRIAL, L.P. By: FIRST INDUSTRIAL REALTY TRUST, INC.
By: /s/ Scott A. Musil
Name: Scott A. Musil Title: Sr. Vice President, Controller, Treasurer and Asst. Secretary

Date: January 10, 2006